NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972.348.4310
Shelley.whiddon@alliancedata.com

ALLIANCE DATA’S EPSILON SIGNS MULTI-YEAR RENEWAL AGREEMENT WITH NATIONAL MULTIPLE
SCLEROSIS SOCIETY

Epsilon to Continue Managing National Supporter Database and Loyalty Efforts

DALLAS, Texas, Oct. 28, 2008 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its Epsilon business has signed a five-year renewal agreement with the National Multiple Sclerosis Society to continue providing an integrated database solution for the Society’s home office and 54 chapter offices nationwide.

Founded in 1946, the National Multiple Sclerosis Society addresses the challenges of each person affected by MS by funding cutting-edge research, drives change through advocacy, facilitates professional education, collaborates with MS organizations around the world, and provides programs and services to help people with MS and their families move their lives forward.

Under terms of the agreement, Epsilon a leading provider of multi-channel, data-driven marketing technologies and services will continue providing database management and services geared toward increasing retention and loyalty with the Society’s 15+ million supporters. Specifically, Epsilon captures and houses millions of supporter records obtained dynamically via the Society’s website and other sources (e.g., donor and volunteer profiles, event registrations including walks and fundraisers, tributes and memorials, and MS literature requests, among others). Information about the Society’s supporters is continually appended and maintained on Epsilon’s proprietary database platform, which also tracks direct mail campaign responses and helps facilitate the Society’s ongoing initiatives, including MS research, support, advocacy, education, and volunteer management.

“We have worked with Epsilon since 1985 to more effectively and efficiently reach our key constituencies,” said Julie Butcher, executive vice president, Information Technology for the National Multiple Sclerosis Society. “The solution that Epsilon manages gives us a very clear view of our supporters, allowing us to effectively measure and track relationships that are absolutely critical to our current and future operations. As we grow, so does our relationship with Epsilon.”

“We have had a successful partnership with the National MS Society for many years and are excited about this contract renewal,” said Michael Iaccarino, president of Epsilon. “With a number of Society initiatives taking place simultaneously across their numerous chapter locations, the Society needs a partner that can provide superior technology and resources to help them effectively manage supporter activities. Epsilon will continue to provide the tools, technology and one-on-one support to help them achieve their goals.”

About the National Multiple Sclerosis Society

MS stops people from moving. The National MS Society exists to make sure it doesn’t. We help each person address the challenges of living with MS. In 2007 alone, through our home office and 50-state network of chapters, we devoted over $136 million to programs and services that enhanced more than one million lives. To move us closer to a world free of MS, the Society also invested over $50 million to support 440 research projects around the world. We are people who want to do something about MS NOW. Join the movement at nationalMSsociety.org

Early and ongoing treatment with an FDA-approved therapy can make a difference for people with multiple sclerosis. Learn about your options by talking to your health care professional and contacting the National MS Society at www.nationalMSsociety.org or 1-800-FIGHT-MS (344-4867).

About Epsilon

Epsilon is the industry’s leading marketing services firm. Ad Age ranks Epsilon #1 U.S. Marketing Services Firm and #1 U.S. Direct Marketing Agency. Services include strategic consulting, database and loyalty technology, proprietary data, predictive modeling and a full range of creative and interactive services including brand and promotional development, web design, email deployment, search engine optimization and direct mail production. In addition, Epsilon is the world’s largest permission-based email marketer. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com or call 1.800.309.0505.

About Alliance Data

Alliance Data (NYSE:  ADS) is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  The Company manages more than 107 million consumer relationships for some of North America’s most recognizable companies. Through the creation and deployment of customized solutions that change consumer behavior, Alliance Data enables its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at more than 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

# # #